Exhibit 99.1

NEWS RELEASE

Immediate Release

CONTACTS:

Investor Relations	Media Relations
Bernie Hertel	Ronald Trahan, APR
Inovio Biomedical Corp.	Ronald Trahan Associates, Inc.
Phone: 858-410-3101	Phone: 508-359-4005, x108

Therapeutic DNA vaccine company, Inovio Biomedical,

promotes Punit Dhillon to  Vice President of Finance & Operations

SAN DIEGO, Calif., Jan. 30, 2008 — Inovio Biomedical Corporation (AMEX:INO), a leader in enabling the development of therapeutic DNA vaccines for cancers and infectious diseases using its electroporation-based delivery platform, announced today the promotion of Punit S. Dhillon to the position of Vice President of Finance and Operations, effective immediately. He will be responsible for the implementation of Inovio’s corporate strategy, including achievement of annual budgets and milestones. In positions of increasing responsibilities during his past five years at Inovio, Mr. Dhillon has played a vital role in various corporate finance projects, including management of financing transactions, as well as day-to-day management of operational functions.  Mr. Dhillon was most recently Executive Director of Operations and Finance.

“Punit has a strong corporate finance background,” said Peter Kies, CFO, “and he has been successful in aligning our operational structure and processes to support Inovio’s corporate strategy.”

“We welcome Punit to our executive management team. He has been very effective in operational management, yielding positive results for our business,” added Avtar Dhillon, MD, president and CEO. “We expect Punit to continue to play an important role in achieving our goal of having Inovio’s electroporation-based DNA delivery technology become an indivisible element of promising DNA vaccines against cancers and infectious diseases.”

Prior to joining Inovio, Mr. Dhillon worked for a corporate finance law firm as a law clerk. He previously worked with MDS Capital Corp. (now Lumira) and was a consultant to several early-stage health and life science companies. Mr. Dhillon has a Bachelor of Arts, Honors, in Political Science and a minor in Business Administration from Simon Fraser University.

About Inovio Biomedical Corporation

Inovio Biomedical (AMEX: INO) is a leader in developing human applications of electroporation, using brief, controlled electrical pulses to increase cellular uptake of a useful biopharmaceutical. Interim human data has shown that Inovio’s DNA delivery technology can significantly increase gene expression and immune responses from DNA vaccines. Immunotherapy partners include Merck, Wyeth, Vical, University of Southampton, Moffitt Cancer Center, the U.S. Army, National Cancer Institute, and International Aids Vaccine Initiative. Inovio’s technology is protected by an extensive patent portfolio covering in vivo electroporation. More information is available at www.inovio.com.

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This press release contains certain forward-looking statements relating to our plans to develop our electroporation drug and gene delivery technology. Actual events or results may differ from our expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs (including, but not limited to, the fact that pre-clinical results referenced in this release may not be indicative of results achievable from testing in humans and that results

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Telephone: (858) 597-6006 • Fax: (858) 597-0451 • Email: investor.relations@inovio.com from one study may necessarily not be reflected or supported by the results of other similar studies), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of Inovio’s technology as a delivery mechanism, the availability or potential availability of alternative therapies or treatments for the conditions targeted by Inovio or its collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that Inovio and its collaborators hope to develop, evaluation of potential opportunities, issues involving patents and whether they or licenses to them will provide Inovio with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether Inovio can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2006, our 10-Q for the nine months ended September 30, 2007,  and other regulatory filings. There can be no assurance that any product in our product pipeline will be successfully developed or manufactured, or that final results of clinical studies will be supportive of regulatory approvals required to market licensed products.